Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

5 Year Autocallable Securities Linked to SPXF4EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”) (the “Index”)
Pricing date:	June 17, 2026
Valuation dates:	Monthly, beginning approximately one year after issuance
Final valuation date:	June 17, 2031
Maturity date:	June 20, 2031
Final barrier value:	50.00% of the initial underlying value
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	21.00% per annum
CUSIP / ISIN:	17332YSF6 / US17332YSF69
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the initial underlying value:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value:

$1,000

•If the final underlying value is less than the final barrier value:

$1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated June 5, 2026

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
June 17, 2027	21.00%	$1,210.00
July 19, 2027	22.75%	$1,227.50
August 17, 2027	24.50%	$1,245.00
September 17, 2027	26.25%	$1,262.50
October 18, 2027	28.00%	$1,280.00
November 17, 2027	29.75%	$1,297.50
December 17, 2027	31.50%	$1,315.00
January 18, 2028	33.25%	$1,332.50
February 17, 2028	35.00%	$1,350.00
March 17, 2028	36.75%	$1,367.50
April 17, 2028	38.50%	$1,385.00
May 17, 2028	40.25%	$1,402.50
June 20, 2028	42.00%	$1,420.00
July 17, 2028	43.75%	$1,437.50
August 17, 2028	45.50%	$1,455.00
September 18, 2028	47.25%	$1,472.50
October 17, 2028	49.00%	$1,490.00
November 17, 2028	50.75%	$1,507.50
December 18, 2028	52.50%	$1,525.00
January 17, 2029	54.25%	$1,542.50
February 20, 2029	56.00%	$1,560.00
March 19, 2029	57.75%	$1,577.50
April 17, 2029	59.50%	$1,595.00
May 17, 2029	61.25%	$1,612.50
June 18, 2029	63.00%	$1,630.00
July 17, 2029	64.75%	$1,647.50
August 17, 2029	66.50%	$1,665.00
September 17, 2029	68.25%	$1,682.50
October 17, 2029	70.00%	$1,700.00
November 19, 2029	71.75%	$1,717.50
December 17, 2029	73.50%	$1,735.00
January 17, 2030	75.25%	$1,752.50
February 19, 2030	77.00%	$1,770.00
March 18, 2030	78.75%	$1,787.50
April 17, 2030	80.50%	$1,805.00
May 17, 2030	82.25%	$1,822.50
June 17, 2030	84.00%	$1,840.00
July 17, 2030	85.75%	$1,857.50
August 19, 2030	87.50%	$1,875.00
September 17, 2030	89.25%	$1,892.50
October 17, 2030	91.00%	$1,910.00
November 18, 2030	92.75%	$1,927.50
December 17, 2030	94.50%	$1,945.00
January 17, 2031	96.25%	$1,962.50
February 18, 2031	98.00%	$1,980.00
March 17, 2031	99.75%	$1,997.50
April 17, 2031	101.50%	$2,015.00
May 19, 2031	103.25%	$2,032.50

If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$2,050.00
50.00%	$2,050.00
25.00%	$2,050.00
0.00%	$2,050.00
-0.01%	$1,000.00
-25.00%	$1,000.00
-50.00%	$1,000.00
-50.01%	$499.90
-75.00%	$250.00
-100.00%	$0.00

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The Index may be adversely affected by a time lag in its volatility targeting mechanism.

•The Index may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the Index will be reduced by a decrement of 6% per annum.

•The Index may not fully participate in any appreciation of the Underlying Futures Index.

•The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The Index may significantly underperform the S&P 500® Index.

•The Index has limited actual performance information.

•An affiliate of ours participated in the development of the Index.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.